Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1400	(915) 534-1400

Western Refining, Inc. Completes Refinancing of Term Loan Credit Agreement

EL PASO, Texas – March 30, 2011 – Western Refining, Inc. (NYSE:WNR) announced today that it has successfully completed the refinancing of its existing term loan credit agreement.  The refinancing consists of an amended and restated $325 million term loan facility that will mature on March 15, 2017.  The term loan bears interest at LIBOR plus a margin of 6.00% (reduced from 7.50%), with a LIBOR floor of 1.5% (reduced from 3.25%).  At today’s interest rates, the Company estimates a reduction in its annualized cash interest expense of approximately $9.5 million.  As part of the refinancing, the Company also modified other terms of the agreement to improve strategic and financial flexibility, including the removal of all financial maintenance covenants in the agreement.

“We are very pleased to have entered into the new term loan agreement, which will provide our Company with additional financial flexibility.  This refinancing, coupled with the revised ratings outlook upgrades from both Moody’s and Standard & Poor’s Ratings Services, are a reflection of the significant progress we have made in strengthening our balance sheet.   The continued support of our lenders demonstrates their confidence in Western and we appreciate their support as we continue to take the appropriate steps to further enhance our capital structure,” said Jeff Stevens, Western’s President and Chief Executive Officer.

The details of the new term loan credit agreement will be more fully described in a current report on Form 8-K that the Company will file with the Securities and Exchange Commission.

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Yorktown, Virginia, asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso, retail service stations and convenience stores in Arizona, Colorado, and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas, and Utah. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements.  The forward-looking statements contained herein include statements about our estimated annualized reduction in interest expense, our additional financial flexibility, and the steps we are taking to enhance our capital structure.  These statements are subject to the general risks inherent in our business and reflect our current expectations regarding these matters. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect.  In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.